Exhibit 99.2

Important Notice Regarding the Availability of Materials

FEDEX CORPORATION

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIAL FOR INFORMATIONAL PURPOSES ONLY. YOU ARE NOT REQUIRED TO RESPOND OR TAKE ANY ACTION.

You are receiving this communication because you hold shares of common stock of FedEx Corporation (“FedEx”). FedEx intends to separate FedEx Freight into an independent industry-leading public company through the distribution of [at least 80.1%] of the outstanding shares of FedEx Freight’s common stock on a pro rata basis to the holders of FedEx common stock as of the close of business on                    , 2026, the record date for the distribution (the “Spin-Off”). FedEx expects the Spin-Off to occur on                   , 2026.

Important information regarding the Spin-Off is now available for your review (we refer to this information as the “Separation Materials”). The Separation Materials consist of the Information Statement prepared by FedEx Freight in connection with the Spin-Off, plus any supplements thereto. You may view the Separation Materials online at                                     and also may request a paper or e-mail copy by following the instructions on the reverse side of this notice.

This notice provides instructions on how to access the Separation Materials for informational purposes only. It is not a form for voting and presents only an overview of the Separation Materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and closely review the Separation Materials. FedEx stockholders are not being asked to vote on the Spin-Off, and FedEx is not soliciting any proxy or consent authority in connection with the Spin-Off. You do not have to take any action to receive the shares of FedEx Freight common stock in connection with the Spin-Off.

See the reverse side for instructions on how to access materials.

Materials Available to VIEW or RECEIVE:

How to View Online:

Visit: . Have the information that is printed in the box marked by the arrow above.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:
2) BY TELEPHONE:
3) BY E-MAIL*:

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line.

Requests, instructions, and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.